Exhibit 99.1
Comarco Announces Executive Leadership Changes
     LAKE FOREST, CA, April 5, 2011 — Comarco, Inc. (OTC: CMRO), a leading provider of innovative mobile power solutions through its ChargeSource® line of multi-function universal mobile power products, today announced changes to its executive leadership.
     Effective April 5, 2011, the Company terminated the employment of Samuel M. Inman III, as President and CEO, pursuant to his employment agreement with the Company. That agreement provides that a termination of Mr. Inman’s employment agreement also constitutes his resignation as a director of the Company.
     The Company’s Board of Directors also appointed Fredrik Torstensson, the Company’s Vice President of Sales and Marketing, as the Interim President and CEO of the Company. Mr. Torstensson will continue his duties as head of sales and marketing, and will work closely with the Board of Directors to develop and implement a turnaround plan for the Company.
     “The Board of Directors looks forward to working with Fredrik to return Comarco to profitability, and to position the Company for innovation and growth in the coming years,” said Michael R. Levin, the Chairman of the Board of Directors. “Fredrik has developed and nurtured an impressive array of valuable customer relationships, and he has the experience and expertise as an eight year veteran of Comarco to respond to the important challenges that the Company faces” Mr. Levin continued. “Fredrik has a proven track record of exemplary leadership with an emphasis on building high performing teams in fast-paced challenging and dynamic environments,” added Mr. Levin.
     “I’m eager to work with this Board of Directors to resolve the issues that now confront us, to drive the Company forward, and to exploit the opportunities that we believe are available to us as a result of our innovative technologies, loyal customers, responsive suppliers and hard-working executives and staff,” said Mr. Torstensson. “We have a great deal of work to do in the coming weeks and months, and I am confident that we are up to the task.”
     Mr. Torstensson, 41, joined the Company as Vice President of Sales and Marketing in July 2003. He has more than 15 years of experience in international sales and marketing, product management and executive management. From August 2002 to July 2003, he was Vice President of International Sales and Marketing at Kyocera Wireless, and from 1999 to August 2003, he was General Manager for North America and Executive Vice President of Sales and Marketing for OZ Communication, a mobile applications development company. Prior to this position, from 1996 to 1999, he was the Director of Business Development with Ericsson, a provider of telecommunication and data communication systems.
About Comarco
     Based in Lake Forest, Calif., Comarco is a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.
Forward-Looking Information
     This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Any statements in this news release that are not statements of historical facts constitute forward-looking statements, which are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including but not limited to, improving the Company’s business prospects and creating value for shareholders. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, we cannot assure that the results or prospects contemplated in forward-looking statements will be realized in the timeframe anticipated or at all. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason, except as may be required by applicable law.

Company Contacts:
Fredrik Torstensson	Winston Hickman
Interim President and CEO	VP and CFO
Comarco, Inc.	Comarco, Inc.
(949) 599-7553	(949) 599-7446
ftorstensson@comarco.com	whickman@comarco.com